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                                                                     EXHIBIT 4.4

                        ASPECT COMMUNICATIONS CORPORATION
                        ANNUAL RETAINER COMPENSATION PLAN
                             FOR BOARD OF DIRECTORS
                             EFFECTIVE JULY 1, 1998

1.   Purpose of Plan.

     The purposes of this Plan are to attract and retain the best available personnel for service as non-employee directors of Aspect Communications Corporation (the "Company"), to encourage ownership of Company Stock by non-employee directors, to provide financial incentive as a result of Company performance to the non-employee directors of the Company who own Company stock and to encourage their continued service on the Board of Directors of the Company (the "Board").

2.   Term of Plan.

     The term of the Plan shall be ten (10) years with the initial one (1) year period commencing on July 1, 1998 and ending on June 30, 1999 unless earlier terminated by the Board (the "Term"), with any adjustments in the Plan and the terms hereunder as may be approved by the Board over such term. The Plan relates to the retainer fee payable to the members of the Board during each one year period commencing on July 1 of each year from 1998 through 2007.

3.   Annual Retainer.

     A non-employee director shall be eligible for the annual retainer payable quarterly under this Plan (the "Retainer") if he or she was serving as a director on the first trading day after the end of each fiscal quarter during the time that the Retainer Plan is in effect. The Retainer will be paid as soon as practical thereafter. The dollar amount of the Retainer shall be determined by the Board over the Term of the Plan in accordance with the authority granted to the Board under the Company's Bylaws.

4.   Payment of Retainer in Shares in Lieu of Cash Compensation.

     With respect to the quarterly payments of the Retainer payable under this Plan, each director, at his or her election, has the right to elect to accept payment in fully vested shares of the Company's Common Stock equal to 50 or 100 percent of the Retainer. Each director must make this election for each respective one (1) year period of the Plan on or before the date of the Annual Meeting of the Company's shareholders preceding the beginning of the next succeeding one-year period. The election shall be made on the form attached as Exhibit A hereto. An individual who first becomes a non-employee director after the effective date of the Plan shall make the election for his or her initial period of service on the Board on or before the date on which he or she first commences service as a director.

     The number of shares issued each quarter will equal the dollar amount of the Retainer to be taken in shares, divided by 100 percent of the market value of the shares on the first trading day after the end of each fiscal quarter for which the Retainer is due. The market value shall be

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determined to be the closing sale price of the shares on the date payable as reported by the Nasdaq National Market (or, if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation System), or in the event the Common Stock is listed on a stock exchange, the market value shall be the closing sale price on such exchange on the payment date. No fractional shares will be issued. The number of shares issued will be rounded down to the nearest number of whole shares.

     In addition, in the event that the total number of shares reserved for issuance hereunder shall be insufficient to allow the Company to issue the full number of shares of Common Stock otherwise required pursuant to existing elections made by participating directors to receive the Retainer in shares of Common Stock, then the Company shall make a pro rata allocation among participating directors of the shares of Common Stock available for issuance on such date or dates upon which it would otherwise be required to issue such shares and pay the remainder of the amount owed with respect to the Retainers in cash (unless and until additional shares become available for grant hereunder).

     The shares will be issued in accordance with the instructions provided by the director on the form attached as Exhibit A hereto.

     The sale or other transfer of the shares purchased by a director with a part or all of his/her Retainer will be restricted for a period of six months after the date of purchase. Notwithstanding the above, a director will be allowed to transfer such shares within the restricted period to a family trust established by the director or to a member of the director's immediate family, provided, however, that any such transferee shall be subject to the same six month restriction on sale or subsequent transfer of the shares.

     Shares of the Company's Common Stock to be issued to directors shall be issued out of the Company's authorized but unissued shares. The number of shares reserved for this purpose shall be 200,000 shares, to be increased proportionately in the event of stock dividends or stock splits (or other similar adjustments) or to be decreased proportionately in the event of a combination of shares. The Board of Directors may increase or decrease the number of shares reserved for this purpose, subject to approval of the Company's shareholders as set forth below.

5.   Cash Incentive for Payment in Shares.

     As an inducement to a director to elect to accept payment of all or a portion of his or her Retainer in shares of the Company's Common Stock so as to increase a director's ownership of Company stock and to help defray a director's tax liability with respect to the issuance of the shares, the Company will pay a cash incentive to the directors electing payment in shares equal to 20 percent of the Retainer. This incentive will be paid quarterly, in cash, at the time the quarterly installment of the Retainer is payable in shares. The cash incentive will be paid only with respect to issued shares and, in the event of a share shortfall as described in Section 4 above, to the extent that the share portion of a Retainer is instead paid in cash, the cash incentive will not be paid with respect to any portion of the Retainer that is paid in cash.

                                       -2-

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6.   Policy on Purchase and Sale of Shares.

     As indicated above, the sale or other transfer of shares acquired in lieu of payment of all or part of the Retainer is restricted for a period of six (6) months after the shares are issued. Under current law, a director's acquisition of shares in lieu of the cash payment of a retainer qualifies for an exemption under Rule 16b-3(d)(i) of the Securities Exchange Act of 1934 and, therefore, is not a "purchase" for purposes of Section 16(b) of that Act. Accordingly, it will not be a violation of Section 16(b) if a director sells shares of Company stock (regardless of the price at which such other shares are sold) within six (6) months before or six (6) months after the director acquires shares pursuant to this Plan. These laws are subject to change. The Company will amend the Plan as necessary to comply with any changes in the law. A director shall be required to comply with applicable law.

     For a complete statement of the Company's policy with respect to the purchase and sale of Company shares, directors are referred to the full statement of policy, which the Company has distributed separately to each of them.

7.   Administration and Interpretation.

     This Plan will be administered and interpreted by the Board of Directors. Issues arising under this Plan will be decided by the Board of Directors and its decision will be final and binding on the Company and the directors. All stock issuances shall be automatic and in accordance with the election filed by a director. No person shall have any discretion to select which non-employee directors can participate or to determine the number of shares to be issued to a director, except as otherwise set forth in this Plan with respect to an individual director's election to accept payment of his or her Retainer in shares of the Company's Common Stock.

8.   Board Approval.

     The terms of this Compensation Plan shall become effective upon adoption by the Board of Directors and shall continue in effect as set forth in Section 2.

9.   Shareholder Approval.

     Continuance of the Plan shall be subject to approval by the shareholders of the Company. Such shareholder approval shall be obtained in the degree and manner required under applicable state and federal law and the rules of any stock exchange upon which the Common Stock is listed. No shares may be issued under this Plan until such approval is obtained.

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                                    EXHIBIT A

                        ASPECT COMMUNICATIONS CORPORATION
                         Stock Administration Department
                    1310 Ridder Park Dr., San Jose, CA 95131
                         p) 408-325-2486 f) 408-325-2766


ELECTION TO RECEIVE SHARES OF COMMON STOCK

Pursuant to the terms of the Aspect Communications Corporation Annual Retainer Compensation Plan (the "Plan"), I elect to receive payment of ___________% [indicate 0%, 50% or 100%] of my annual retainer for the period of July 1, 200__
- June 30, 200__ in shares of the Company's Common Stock.

I understand that I cannot revoke this election for the period indicated above. I further understand that I must execute a new election for each subsequent year under the Plan prior to the beginning of each one-year period as set forth in the Plan document.

I understand that I can not dispose of shares issued under the Plan until six months after the date of issuance.

If I elected above to receive part or all of my Retainer paid in stock, I hereby direct Aspect to [check one]:

..    hold the shares in a book entry account until I give the Company a written request directing them to issue the shares.

..    issue the shares in my name or in the name of my family trust, as it appears below, and mail the certificate to the address indicated below:

                             Registration of Shares:

               ___________________________________________________

                Address where Stock Certificate should be Mailed:

               ___________________________________________________

               ___________________________________________________

               ___________________________________________________

               ___________________________________________________


Date: ______________________                  __________________________________
                                              Signature


                                              __________________________________
                                              Printed Name

Please return this form to Aspect's Stock Administration Department.